Nasdaq: RNVA Diagnostics and supportive software solutions to healthcare providers. Filed Pursuant to Rule 433 Registration No. 333 - 208157 December 7, 2015

Free Writing Prospectus Statement This presentation highlights basic information about us and the proposed public offering . Because this presentation is a summary, it does not contain all of the information you should consider before investing in our common stock . We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering . The registration statement has not yet become effective . Before you invest, you should carefully read the preliminary prospectus, the registration statement and any other documents incorporated by reference therein for more complete information about us and this proposed public offering before investing in our common stock . You may obtain these documents free of charge by searching the SEC online database (EDGAR) on the SEC web site at http : //www . sec . gov . Alternatively, a copy of the preliminary prospectus relating to the offering may be obtained, when available, by contacting Aegis Capital Corp . , Prospectus Department, 810 Seventh Ave, 18 th floor, New York, NY 10019 , telephone : 212 - 813 - 1010 , e - mail : prospectus@aegiscap . com . 2

This presentation includes forward - looking statements about Rennova Health’s anticipated results that involve risks and uncertainties . Some of the information contained in this presentation, including statements as to industry trends and plans, objectives, expectations and strategy for the combined businesses, contains forward - looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward - looking statements . Any statements that are not statements of historical fact are forward - looking statements . When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc . ), or similar expressions, identify certain of these forward - looking statements . Important factors which could cause actual results to differ materially from those in the forward - looking statements are detailed in filings made by Rennova Health with the Securities and Exchange Commission . Rennova Health undertakes no obligation to update or revise any such forward - looking statements to reflect subsequent events or circumstances, except to the extent required by applicable law or regulation . Note : This presentation includes certain “Non - GAAP” financial measures as defined by SEC rules . As required by the SEC, we have provided a reconciliation of those measures to the most directly comparable GAAP measures on the Regulation G slide included as slide 12 of this presentation . Non - GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results . Forward looking Statements and Non - GAAP Information 3

4 Issuer: Rennova Health, Inc. Exchange & Ticker: NASDAQ: RNVA Expected Offering Size Approx. $15,000,000 (Common Stock and Warrants) Over - Allotment 15% (100% Primary) Use of Proceeds Working Capital; General Corporate Purposes; Continued development of new diagnostics processes and methodologies; Possible Acquisitions or Expansions Sole Book - Runner Aegis Capital Corp. Offering Summary

5 • We are four years into our business plan with a number of significant milestones already achieved • We have revenue – Medytox had $ 57 . 9 million of sales in 2014 • Our operations are profitable, with Medytox having positive adjusted EBITDA of $ 18 . 1 million in 2014 • We operate in a sizable and established market place • We have a capable management team • We have a solid foundation from which we can grow • > 95 % of current revenues derived from diagnostics • Value added products now developed and launched (2015) NASDAQ: RNVA Listed on Nasdaq on November 3 rd 2015 after completion of a merger between Medytox Solutions, Inc. a nd CollabRx, Inc. Expert Systems for Precision Medicine OTCBB since 2011 (MMMS) Nasdaq listed since 1995 CollabRx since 2012 (CLRX)

Rennova Health, Inc. is a vertically integrated company that provides industry leading Diagnostics and supportive software solutions to healthcare providers.

Rennova Health owns and operates five high-complexity CLIA and CAP certified laboratories strategically located across the U.S


International Technologies, LLC. (DBA) NJ Reference Labs Waldwick, New Jersey
Epinex Diagnostics Laboratories, Inc. Tustin, CA
EPIC Reference Labs, Inc. Riviera Beach, Florida
Alethea Laboratories, Inc. Las Cruces, New Mexico
Biohealth Medical Laboratory, Inc. Miami, Florida

Solutions Driven by Innovation
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Start - up phase Funded by founders Introduced Medytox Advantage software 33 employees Focus on core lab services Began initial lab services expansion 68 employees Expanded lab services geographically Added to capabilities in Information Technology Continued acquisitions in related service areas 115 employees Grew lab services organically Focused on recruiting strong middle and senior management team Additional acquisitions of labs and IT services Initial diversification 170 employees Merger and Nasdaq listing Continue growth of core business and related solutions Initial entry into testing markets for cancer and other genomic disease areas and diabetes 205+ employees 2011 2012 2013 2014 2015 History Revenue of $3.99M ADJUSTED EBITDA $621K Revenue of $21.08M ADJUSTED EBITDA $4.18M Revenue of $41.89M AJUSTED EBITDA $14.33M Revenue of $57.9M ADJUSTED EBITDA $18.1M 7 Pre - merger numbers from Medytox

Rennova Health, Inc. offers a single source solution for Medical Providers Our core business is diagnostics: >95% of our revenue currently comes from diagnostics The diagnostics sector has changed dramatically in the last few years Medical providers need more than just diagnostics They need: Rennova products: Efficient and easy ordering and reporting Advantage E lectronic health records Medical Mime Seamless integration Clinlab Revenue Cycle Management Medical Billing Services Funding and financial solutions Platinum Financial Solutions I nterpretation of diagnostics CollabRx Medical providers need an increasing number of integrated and interoperable solutions to enable their business to function 8

9 PFS offers medical receivables financing to medical providers. MBC provides billing services for Rennova Health owned laboratories, Rennova customers, and other medical providers. Advantage is a proprietary ordering and reporting software used primarily to order lab tests, but expandable to enable individuals or physicians to order other items. MedicalMime is a user - friendly and efficient EHR solution that can be integrated with the company’s Lab and Billing services or other service providers a customer may use. Clin l ab provides a uniform and consistent Lab Information System to operate our clinical laboratories. CollabRx enables efficient interpretation of diagnostics results into meaningful and useful information . Rennova Health owns and operates five clinical laboratories under the name Medytox Diagnostics. Our solutions can be stand alone or integrated Our Brands

Drug and Alcohol Rehabilitation • Total Market Size – estimated at $35 Billion* • Large and growing number of facilities in a fragmented market • Between 14,500 to 16,700 outpatient clinics* • Market growth from high demand: • Over 23 million Americans are addicted to alcohol and other drugs** • The number of Americans in addiction treatment ranges from 2.5 million to 4.1 million*** • 3 to 5 million people who have a diagnostic addiction disorder warranting treatment will gain coverage through healthcare reform **** Pain Management Sector • Total Market Size – estimated at $2 - $4 billion***** • Large and growing number of clinics in a fragmented market • Private clinics in the U.S. estimated between 1,500 to 2,500 • More than 6,800 doctors specialize in pain management and more than 600,000 doctors are licensed to prescribe pain medication • Market growth from high demand: • Chronic pain affects an estimated 100 million Americans, or one - third of the U.S. population****** Approximately 25 million people experience moderate to severe chronic pain with significant pain - related activity limitations and diminished quality of life***** • Between 5 to 8 million people use opioids for long - term pain management • In 2012, U.S. providers wrote 259 million prescriptions for opioid painkillers******* Market Drivers Lab Services Drivers • Secular growth • Compliance Value - added services • Efficiency • Cost • Revenue cycle management 10 Sources: *IBIS World, ** The National Council on Alcoholism and Drug Dependency , *** SAMHSA , **** National Association of Alcoholism and Drug Abuse Counselors ***** The U.S. Addiction Rehab Market, Bharat Publication, ******NIH , *******CDC and Pain Physician Publication .

2015 Revenue 9 months: $42.2M (Pre - Merger numbers from Medytox) Diagnostics represents >95% of our revenue Transition year • Investment in Labs • Investment in software • Merger costs • Billing Company restructure • Toxicology sector • Additional scrutiny by payers and slower payments caused by many Labs who had adopted fraudulent practices Overhead, merger and investment costs will outweigh profit from operations for 2015 $42,220,000 $14,098,000 $0 $5,000,000 $10,000,000 $15,000,000 $20,000,000 $25,000,000 $30,000,000 $35,000,000 $40,000,000 $45,000,000 Adjusted Revenue Adjusted EBITDA Jan - Sept 2015 Jan - Sept 2015 Before out of period revenue adjustment for bad debt of $13.3M, Stock based compensation of $3.7M and merger costs of $1.2M Before out of period revenue adjustment for bad debt of $13.3M 11

12 Reconciliation of GAAP to Adjusted Measures - Medytox Solutions, Inc. Pre Merger (in thousands) 2011 2012 2013 2014 Jan - Sep 2015 Net Revenue $ 3,993 $ 21,076 $ 41,889 $ 57,928 $ 28,921 Write - off of receivables aged greater than one year - - - - 13,298 Adjusted Revenue $ 3,993 $ 21,076 $ 41,889 $ 57,928 $ 42,219 Net Income $ 587 $ 2,747 $ 7,820 $ 8,260 $ (4,499) Provision for Income Taxes (172) 481 5,569 7,561 (2,580) Interest Expense 175 654 475 514 1,595 Depreciation and Amortization 18 66 408 1,500 1,979 EBITDA 608 3,948 14,272 17,835 (3,505) Write - off of receivables aged greater than one year - - - - 13,298 Stock Compensation Expense 13 235 63 342 3,380 Merger, Acquisition and Integration Costs - - - - 925 Adjusted EBITDA $ 621 $ 4,183 $ 14,335 $ 18,177 $ 14,098

13 Balance Sheet Highlights – September 30, 2015 (pro forma) Capitalization Table – November 30, 2015 Cash 6.7$ Accounts Receivable, Net 22.7$ Fixed Assets 7.8$ Total Assets 48.0$ Accounts Payable and Accrued Expenses 7.9$ Debt 8.1$ Capital Leases 4.0$ Total Liabilities 24.6$ Working Capital 11.6$ (in millions, except per share amounts) Weighted Average Price Shares Common Stock Issued and Outstanding 13.8 Convertible Preferred Stock 5.7 Convertible Debt 2.0 Warrants 9.40$ 0.4 Stock Options 6.74$ 1.8 Fully Diluted Shares Outstanding 23.8 Stock Options Anticipated 7.36$ 14.8

Management: • Seamus Lagan CEO 20 years experience in the restructuring, development and management of startup and small companies • Jason Adams CFO CFO in behavorial health sector and Senior Financial Management of public companies • Sebastien Sainsbury Investor Relations Banking and wealth management and 10 years on the Board of AIG International • Steven Burdelski Chief Compliance Officer 25 years with the FBI with responsibility for corporate and legal compliance to improve performance • Frank Dias Business Development and Sales Entrepreneur with 25 years experience in sales and logistics • Tiffany Vandemark Marketing Director 15 years in marketing. Oversaw the launch and first four years of Chobani (Greek yogurt) • Dr. William DePond COO of Lab Operations and CEO of each Lab Board certified in Anatomic and Clinical Pathology with 2 years in management at Quest Diagnostics • Dean Viskovich In - House counsel 25 years experience as a trial and defense attorney in the healthcare sector • Charles Darcy Compliance Officer COO in hospitals with Bachelors degree in Laboratory Science and Masters degree in Health Administration 14

Board: • Thomas Mika Chairman of Rennova, CEO of CollabRx (subsidiary) 10 years as Chairman and CEO of a Nasdaq listed Company. Oversaw a number of public offerings. Holds a Bachelor of Science degree in Microbiology, MBA Harvard • Seamus Lagan CEO 20 years experience in the restructureing, development and management of startup and small companies Founder, investor and shareholder • Christopher Diamantis Director Chairman and CEO of Integrated Financial Settlements, Inc., a structured settlement consulting firm. Acts as Chairman and a director of a number of Banks • Michael Goldberg Director 16 years as CEO of an AMEX - listed healthcare company that acquired 23 labs and 2 hospitals under his tenure • Dr. Paul Billings Director A nationally recognized expert on genomic and precision medicine. Has served as Chief Medical Officer or Director of some of the nation‘s largest health care companies • Benjamin Frank Director Retired lawyer and businessman who served as Chairman of the Board of the Healthcare District of Palm Beach County • Robert Lee Director 16 years as a Managing Director of Morgan Stanley Dean Witter and Managing Director of the M&A group at Morgan Stanley, where he worked closely with financial sponsors. Charrman of numerous audit committees 15

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Rennova Health, Inc . Phone : 844 - RENNOVA 400 South Australian Avenue Email : info@rennovahealth.com 8th Floor www.rennovahealth.com West Palm Beach, FL 33401 17 Key Highlights • We are four years into our business plan with a number of significant milestones already achieved • We have revenue – Medytox had $ 57 . 9 million of sales in 2014 • Our operations are profitable, with Medytox having positive adjusted EBITDA of $ 18 . 1 million in 2014 • We operate in a sizable and established market place • We have a capable management team • We have a solid foundation from which we can grow • > 95 % of current revenues derived from diagnostics • Value added products now developed and launched (2015)